 CONFIDENTIAL; FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /      Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/      Definitive Proxy Statement

/ /      Definitive Additional Materials

/ /      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                             APPLIED INNOVATION INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/     No fee required.

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of Securities to which transaction applies:


         2)       Aggregate number of securities to which transaction applies:


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         4)       Proposed maximum aggregate value of transaction:


         5)       Total fee paid:


/ /      Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:


         2)       Form, Schedule or Registration Statement No.:


         3)       Filing Party:


         4)       Date Filed:

                             APPLIED INNOVATION INC.











                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                 APRIL 23, 1998

                                       AND

                                 PROXY STATEMENT












--------------------------------------------------------------------------------
================================================================================

                                    IMPORTANT

                    PLEASE MARK, SIGN AND DATE YOUR PROXY AND
                  PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                             APPLIED INNOVATION INC.
                              5800 Innovation Drive
                               Dublin, Ohio 43016
                                 (614) 798-2000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 23, 1998

                                                                  March 23, 1998


To the Stockholders of Applied Innovation Inc.:

         NOTICE is hereby given that the Annual Meeting of Stockholders of Applied Innovation Inc., a Delaware corporation (the "Company"), will be held at 5800 Innovation Drive, Dublin, Ohio, on Thursday, the 23rd day of April, 1998, at 1:00 p.m., local time, for the following purposes:

         1. To elect three Class II directors, each for a three-year term expiring at the Annual Meeting of Stockholders in 2001.

         2. To approve and adopt amendments to the Company's 1996 Stock Option Plan.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Owners of Common Stock of the Company of record at the close of business on March 6, 1998, will be entitled to vote at the meeting.

         Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided.

         A copy of the Annual Report of the Company for the fiscal year ended December 31, 1997, is enclosed herewith. Thank you for your cooperation and support.

                                             By Order of the Board of Directors

                                             Gerard B. Moersdorf, Jr.
                                             Chairman of the Board, President
                                             and Chief Executive Officer

                             APPLIED INNOVATION INC.
                              5800 Innovation Drive
                               Dublin, Ohio 43016
                                 (614) 798-2000

                                                                  March 23, 1998

                                 PROXY STATEMENT
                                       FOR
                       1998 ANNUAL MEETING OF STOCKHOLDERS

                                  INTRODUCTION

         This Proxy Statement is furnished to the stockholders of Applied Innovation Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's offices, 5800 Innovation Drive, Dublin, Ohio, on April 23, 1998, at 1:00 p.m., local time, and at any adjournment thereof. The Proxy Statement and the enclosed proxy are being mailed to the stockholders on or about the date set forth above.

         All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with each stockholder's directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the Board of Director's unanimous recommendations, which are FOR the election of Curtis A. Loveland, Gerard B. Moersdorf, Sr., and Thomas W. Huseby as Class II Directors of the Company; FOR the approval and adoption of an amendment to the Company's 1996 Stock Option Plan; and, at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof. A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (attention Gerard B. Moersdorf, Jr.) or delivered in person at the meeting, by filing a duly executed, later dated proxy, or by attending the meeting and voting in person. Proxies marked as abstaining will be treated as present for purposes of determining a quorum at the Annual Meeting, but will not be counted as voting on the item for which the abstention is noted. Proxies returned by brokers on behalf of shares held in street name will not be treated as present for purposes of determining a quorum for the Annual Meeting unless they are voted by the broker on at least one matter on the agenda. Such non-voted shares will not be counted as voting on any matter as to which a non-vote is indicated on the broker's proxy.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


VOTING RIGHTS

         Only stockholders of record at the close of business on March 6, 1998, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Each stockholder is entitled to one vote for each share held. At March 6, 1998, the Company had 15,790,832 outstanding shares of Common Stock, $.01 par value. There are no cumulative voting rights in the election of directors.

OWNERSHIP OF COMMON STOCK BY PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of February 27, 1998 (except as noted below), relating to the beneficial ownership of Common Stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.


            NAME OF                            NUMBER OF SHARES                   PERCENTAGE
      BENEFICIAL OWNER(1)                   BENEFICIALLY OWNED(2)                 OF CLASS(3)
-------------------------------         ------------------------------         ----------------
Gerard B. Moersdorf, Jr.                         6,554,104 (4)                      41.5%
Linda S. Moersdorf                               6,554,104 (4)                      41.5%

-------------------------------


(1) The address of Gerard B. Moersdorf, Jr. and Linda S. Moersdorf is c/o Applied Innovation Inc., 5800 Innovation Drive, Dublin, Ohio 43016.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(3) "Percentage of Class" is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on February 27, 1998 plus the number of shares such person has the right to acquire within 60 days of February 27, 1998.

(4) Gerard B. Moersdorf, Jr. and Linda S. Moersdorf are husband and wife. Under the rules of the Securities and Exchange Commission, each may be deemed to beneficially own the shares of the other; consequently, the number reported in the table above for each includes 5,558,188 shares held of record by Mr. Moersdorf, 793,716 shares held of record by Mrs. Moersdorf, 184,200 shares held by their children, and 18,000 shares which could be acquired by Mrs. Moersdorf under stock options exercisable within 60 days of February 27, 1998. Mr. and Mrs. Moersdorf each expressly disclaim beneficial ownership of shares held by the other.


SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of February 27, 1998, the beneficial ownership of the Company's Common Stock by each director, each of the Company's executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.


                                                NUMBER OF SHARES                  PERCENTAGE
NAME OF BENEFICIAL OWNER                      BENEFICIALLY OWNED(1)                OF CLASS(2)
-------------------------                     ---------------------                -----------
Gerard B. Moersdorf, Jr.(3)                      6,554,104                             41.5%
Gerard B. Moersdorf, Sr.(4)                         83,900                               *
Curtis A. Loveland(5)                              112,600                               *
James H. Blough(6)                                  63,000                               *
Richard W. Oliver(7)                                64,500                               *
Thomas W. Huseby(8)                                  9,500                               *
Alexander B. Trevor(9)                               5,000                               *
William H. Largent                                       0                               *
James K. Hinderliter(10)                                 0                               *
Lawrence H. Corbett(11)                              1,000                               *
All directors and executive officers             6,941,557                             43.1%
as a group (12 persons)(12)

------------------------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or as to which he has the right to acquire the beneficial ownership within 60 days of February 27, 1998. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) "Percentage of Class" is calculated on the basis of the number of shares outstanding on February 27, 1998, or 15,790,832 shares, plus the number of shares a person has the right to acquire within 60 days of February 27, 1998.
     An "*" indicates less than 1%.

(3) Includes 5,558,188 shares held of record by Mr. Moersdorf, 793,716 shares held by Mr. Moersdorf's wife, 184,200 shares held by their children, and 18,000 shares which could be acquired by Mrs. Moersdorf under stock options exercisable within 60 days of February 27, 1998. Mr. and Mrs. Moersdorf each expressly disclaim beneficial ownership of shares held by the other.

(4) Includes 20,900 shares held by Mr. Moersdorf, Sr. as trustee of a trust and 63,000 shares which may be purchased under stock options exercisable within 60 days of February 27, 1998.

(5) Includes 81,000 shares which may be purchased under stock options exercisable within 60 days of February 27, 1998, and 1,000 shares held by Mr. Loveland's children.

(6) Includes 63,000 shares which may be purchased under stock options exercisable within 60 days of February 27, 1998.

(7) Includes 63,000 shares which may be purchased under stock options exercisable within 60 days of February 27, 1998.

(8) Includes 9,000 shares which may be purchased under stock options exercisable within 60 days of February 27, 1998.

(9) Includes 4,000 shares which may be purchased under stock options exercisable within 60 days of February 27, 1998.

(10) Mr. Hinderliter resigned from his position as Vice President-Sales of the Company effective September 30, 1997.

(11) Mr. Corbett resigned from his position as Senior Vice President-Sales and Marketing of the Company effective September 22, 1997.

(12) Includes no shares for William J. Mrukowski and 47,953 shares held by John
     M. Spiegel, of which 22,300 are shares which may be purchased under stock options exercisable within 60 days of February 27, 1998.


                              ELECTION OF DIRECTORS

         The Board of Directors has designated Curtis A. Loveland, Gerard B. Moersdorf, Sr., and Thomas W. Huseby for election as Class II Directors of the Company, each to serve for a term of three years and until their successors are duly elected and qualified. The shares represented by the enclosed proxy, if returned duly executed and unless instructions to the contrary are indicated thereon, will be voted FOR the nominees. If for any reason a nominee should not be a candidate for election at the time of the meeting, the proxies may be voted for a substitute nominee in the discretion of those named as proxies. The Board of Directors has no reason to believe that any nominee will be unavailable. The election of each nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock. Abstentions and broker non-votes are not counted in the election of directors and thus have no effect.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR CLASS II DIRECTOR.

         The following table sets forth (i) the nominees for election as Class II Directors of the Company, and (ii) the Class I and Class III Directors of the Company whose terms in office will continue. Each director has held the occupation indicated for more than the past five years unless otherwise indicated.




                             DIRECTOR
                           CONTINUOUSLY
NAME AND AGE                   SINCE                      PRINCIPAL OCCUPATION
-------------------------------------------------------------------------------------------------------------------


                              NOMINEES - TERMS TO EXPIRE 2001 (CLASS II)
Curtis A. Loveland, 51         1991         Partner, Porter, Wright, Morris & Arthur, Attorneys at Law, since 1979 and Secretary of the Company since April 1992.  Mr. Loveland is also a director of Rocky Shoes & Boots, Inc. and of Cross Medical
                                               Products, Inc. both companies which have a class of equity securities registered pursuant to the Securities Exchange Act of 1934.

Gerard B. Moersdorf, Sr., 68   1987         Retired as Export Manager of Industrial Chemical Sales Division of
                                               Procter & Gamble Distributing Company, Cincinnati, Ohio.
                                               Gerard B. Moersdorf, Sr. is the father of Gerard B. Moersdorf, Jr.,
                                               President, Chief Executive Officer, Treasurer and a director of the
                                               Company.

Thomas W. Huseby, 59           1996         Retired as director of Network Systems Division of Lucent
                                               Technologies.

                              CONTINUING DIRECTORS - TERMS TO EXPIRE 2000 (CLASS I)
James H. Blough, 66            1993         Retired as National Sales Manager for Chemicals Division of Procter
                                               & Gamble Distributing Company, Cincinnati, Ohio.

Richard W. Oliver, 51          1993         Professor of Management at the Owen Graduate School of
                                               Management, Vanderbilt University, Nashville, Tennessee, since
                                               September 1992.  From 1977 to September 1992, Mr. Oliver served in various marketing capacities, including as Vice President,
                                               Business and Residential Services, Vice President, Corporate
                                               Marketing and special assistant to the Chairman and Chief Executive
                                               Officer, for Northern Telecom Ltd.  Mr. Oliver is also a director of
                                               Communications Central, Inc., a company which has a class of equity securities registered pursuant to the Securities Exchange Act of 1934.

                              CONTINUING DIRECTOR - TERMS TO EXPIRE 1999 (CLASS III)
Gerard B. Moersdorf, Jr., 45   1986         Director, President, Chief Executive Officer and Treasurer of the
                                               Company since 1986.

Alexander B. Trevor, 52        1997         President of Nuvocom Inc., Columbus, Ohio, a computer telephony company and consultant to Internet related companies.  Previously,
                                               Mr. Trevor was Executive Vice President and Chief Technology
                                               Officer of CompuServe Corporation from 1983 to June 1996.  Prior to 1983, Mr. Trevor was employed in various other positions at
                                               CompuServe Corporation, including Vice President of Computer
                                               Technology and Executive Vice President of Network Services.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company had a total of ten meetings during 1997. No director attended fewer than 75% of the meetings of the Board of Directors. The Board of Directors has an Audit Committee and a Stock Option and Compensation Committee.

         From January 1, 1997 to March 2, 1997, the members of the Audit Committee were Curtis A. Loveland, Gerard B. Moersdorf, Sr., and Ledo A. Ross. Mr. Ross resigned from his position as director of the Company effective March 2, 1997, and Thomas W. Huseby has replaced him on the Audit Committee. The Audit Committee oversees the work of the internal accounting staff and external auditors. The Audit Committee met three times during 1997, and all members of the Audit Committee attended the meetings.

         From January 1, 1997 to March 2, 1997, the members of the Stock Option and Compensation Committee were James H. Blough, Richard W. Oliver, and Ledo A. Ross. Mr. Ross resigned from his position as a director of the Company effective March 2, 1997 and Alexander B. Trevor has replaced him on the Stock Option and Compensation Committee. The Committee has the authority and responsibility to determine and administer the Company's compensation policies and to establish the salaries of executive officers, the formula for bonus awards to executive officers, and the grant of stock options under the Company's stock option plan. The Committee met once during 1997, and all members of the Committee attended the meeting.

EXECUTIVE OFFICERS

         The officers of the Company are elected annually by the Board of Directors and serve at the pleasure of the Board. In addition to Gerard B. Moersdorf, Jr., President, Treasurer and Chief Executive Officer, and Curtis A. Loveland, Secretary, the following persons are officers of the Company.

         WILLIAM H. LARGENT, age 42, joined the Company in April 1997 and serves as Senior Vice President, Operations and Chief Financial Officer of the Company. Prior to joining the Company, Mr. Largent served as the Executive Vice President and Chief Financial Officer of Metatec Corporation, an information services company engaged in optical disc manufacturing and distribution, software development and network services. Mr. Largent had been an officer at Metatec since 1993 and a director of Metatec since 1990. From 1990 to 1993, Mr. Largent was President of Liebert Capital Management Corporation, a private investment management and consulting company.

         WILLIAM J. MRUKOWSKI, age 56, joined the Company in October 1997 and serves as Senior Vice President, Sales and Marketing. Prior to joining the Company, Mr. Mrukowski served with Liebert Corporation as Senior Vice President responsible for worldwide sales. Mr. Mrukowski had been with Liebert Corporation for seventeen years prior to joining the Company.

         JOHN M. SPIEGEL, age 34, joined the Company in May 1992 and serves as Controller. His previous experience includes serving as Manager with Clark, Schaefer, Hackett & Company from January 1987 until joining the Company. Mr. Spiegel is a Certified Public Accountant.

EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer, and the only other executive officers of the Company whose combined salary and bonus exceeded $100,000 for fiscal year ended December 31, 1997.


                                               SUMMARY COMPENSATION TABLE

                                                                                       Long Term
                                                   Annual Compensation               Compensation
                                         ------------------------------------    ----------------------
                                                                                 Restricted
         Name and            Fiscal                              Other Annual      Stock                     All Other
    Principal Position        Year        Salary        Bonus    Compensation      Awards      Options #   Compensation
    ------------------        ----        ------        -----    ------------      ------      ---------   ------------
Gerard B. Moersdorf, Jr.      1997         $238,500      --            $542          --            --       $2,100(2)
Chairman, President,          1996         $238,500      --             --           --            --       $8,002(2)
Treasurer and CEO             1995         $225,000   $16,875           --       $19,163(1)        --      $13,068(2)

William H. Largent(3)         1997          $94,808   $35,000           --           --          50,000     $1,283(2)
Senior Vice President
of Operations and
Chief Financial Officer

Lawrence H. Corbett(4)        1997         $109,615      --         $44,070          --          80,000     $1,313(2)
Senior Vice President -       1996         $132,500   $11,042          $500          --            --       $3,560(2)
Sales and Marketing           1995          $73,077    $5,481       $25,000       $6,223(1)        --          --

James K. Hinderliter(5)       1997          $78,750   $42,252       $26,250          --           1,500        --
Vice President - Sales        1996          $95,000   $73,438           --           --            --       $3,724(2)
                              1995          $85,000   $41,783           --        $2,409(1)        --       $8,068(2)

--------------------

(1) For 1995, represents the value of 2,100, 264, and 682 shares of restricted stock received by Mr. Moersdorf, Mr. Hinderliter, and Mr. Corbett, respectively, pursuant to the Company's 1995 Officer and Manager Compensation Plan, based upon the closing price of $9.125 per share, on March 15, 1996. The shares issued to Messrs. Hinderliter and Corbett have been cancelled because Mr. Hinderliter and Mr. Corbett resigned their positions with the Company prior to vesting.

(2) Represents the amount of the contribution by the Company under the Company's 401(k) Plan and Trust.

(3)  Mr. Largent joined the Company in April 1997.

(4) Mr. Corbett joined the Company in June 1995, and resigned effective September 22, 1997. The dollar amount in "Other Annual Compensation" for 1997 represents severance pay.

(5) Mr. Hinderliter resigned from the Company effective September 30, 1997. The dollar amount in "Other Annual Compensation" for 1997 represents severance pay.


                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides certain information regarding stock options granted during 1997, to each of the executive officers named in the Summary Compensation Table.


                                                                                                   (f)
                                                                                       Potential Realizable Value
                                                                                         At Assumed Annual Rates
                                                                                       Of Stock Price Appreciation
                                               Individual Grants                           For Option Term(1)
                              ----------------------------------------------------  ---------------------------------
                                               (c)
                                           % of Total
                                 (b)         Options         (d)
                               Options     Granted To     Exercise        (e)
            (a)                Granted      Employees       Price      Expiration
           Name                  (#)      In Fiscal Year   ($/Sh)         Date           5%($)            10%($)
---------------------------   ----------  -------------  -----------  ------------  ---------------   ---------------
Gerard B. Moersdorf, Jr.          --            --            --            --                --                --
William H. Largent             50,000(2)      10.4%         $5.25         05/08/03          $89,275          $202,535
Lawrence H. Corbett            80,000(3)      16.6%         $5.00         12/31/02         $110,513          $244,204
James K. Hinderliter            1,500(4)       0.3%         $5.00         03/01/05           $3,581            $8,577

---------------------------

(1) The amounts under the columns labeled "5%($)" and "10%($)" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. Such amounts are based on the assumption that the option holders hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock.

(2) On May 8, 1997, an incentive option to purchase 50,000 shares of Common Stock was granted to Mr. Largent, at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. These options vest and become exercisable at a rate of 20% per year and terminate on May 8, 2003.

(3) On March 1, 1997, an incentive option to purchase 80,000 shares of Common Stock was granted to Mr. Corbett, at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. These options vest and become exercisable at a rate of 25% on each December 31, beginning December 31, 1997, and terminate on December 31, 2002. As a result of his resignation, options granted to Mr. Corbett terminated.

(4) On March 1, 1997, an incentive option to purchase 1,500 shares of Common Stock was granted to Mr. Hinderliter, at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. These options vest and become exercisable at a rate of 20% per year and terminate on March 1, 2005. As a result of his resignation, options granted to Mr. Hinderliter terminated.

                     AGGREGATED OPTION EXERCISES AND FISCAL
                           YEAR-END OPTION VALUE TABLE

         The following table provides certain information regarding the value of stock options held by the Company's named executive officers at December 31, 1997:

                                                              NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                              SHARES                       OPTIONS AT FISCAL YEAR END          FISCAL YEAR END ($)(1)
                             ACQUIRED         VALUE        ---------------------------    --------------------------------
                           ON EXERCISE      REALIZED
          NAME                  (#)            ($)         EXERCISABLE   UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
-------------------------   -----------    ------------    -----------   -------------    -------------     --------------
Gerard B. Moersdorf, Jr.        --              --             --             --               --                --
William H. Largent              --              --             --           50,000             --              $12,500
Lawrence H. Corbett             --              --             --             --               --                --
James K. Hinderliter            --              --             --             --               --                --


-------------------------------

(1) Represents the total gain which would have been realized if all in-the-money options held at fiscal year-end had been exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and per share fair market value at year-end. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

                            TEN-YEAR OPTION REPRICING

         On February 26, 1997, the Committee approved a stock option repricing program to provide optionholders additional opportunity and incentive to achieve business plan goals. All options with an exercise price in excess of $5.00 per share held on March 1, 1997 were repriced to $5.00 per share, which was the closing price on February 28, 1997. All other terms of the options remained the same and, accordingly, there was no change to the vesting or term of any option.

         The table below presents the required disclosure with respect to any repricing of options held by any executive officer during the last ten completed years.



                                           Number of                                                   Length of Original
                                          Securities      Market Price       Exercise                     Option Term
                                          Underlying      of Stock at        Price at                 Remaining at Date of
                                            Options         Time of          Time of         New          Repricing or
                                           Repriced       Repricing or     Repricing or    Exercise        Amendment
           Name               Date        or Amended       Amendment        Amendment       Price           (Years)
           ----               ----        ----------       ---------        ---------       -----           -------
James K. Hinderliter(1)      3/1/97         20,000            $5.00           $12.375        $5.00              3
                             3/1/97         20,000            $5.00           $10.750        $5.00              3

(1) As a result of his resignation, options granted to Mr. Hinderliter terminated.

     Compensation Committee: James H. Blough, Richard W. Oliver, and Alexander
B. Trevor.

COMPENSATION OF DIRECTORS

         The 1996 Stock Option Plan provides for the automatic grant of an option to purchase 9,000 shares of Common Stock of the Company on March 1 of each year to each nonemployee director of the Company. Such options will be exercisable at any time for a period of five years from the first anniversary of the date of grant and will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Pursuant to this provision, on March 1, 1997, James H. Blough, Curtis A. Loveland, Gerard B. Moersdorf, Sr., Richard W. Oliver, Ledo A. Ross and Thomas W. Huseby each received an option to purchase 9,000 shares of Common Stock of the Company exercisable during a period of five years from the first anniversary of the date of grant at a price of $5.00 per share. Additionally, each director receives $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended, provided such committee meeting was not on the same day as a Board of Directors meeting.

RELATED PARTY TRANSACTIONS

         The Company has entered into a consulting contract with Mr. Oliver, a director of the Company, pursuant to which Mr. Oliver provides marketing, technology and strategy consulting to the Company. Under this arrangement, the Company paid Mr. Oliver $25,500 in 1997 for his consulting services.

         The Company has entered into an arrangement with Mr. Trevor, a director of the Company, pursuant to which Mr. Trevor provides management consulting services to the Company. Under this arrangement, the Company paid Mr. Trevor $22,225 and granted him a stock option for 4,000 shares in 1997.

         Mr. Loveland, a director and Secretary of the Company, is a partner in the law firm of Porter, Wright, Morris & Arthur, which firm serves as general counsel to the Company.

         The Company believes that all terms of the transactions and existing arrangements set forth above are no less favorable to the Company than similar transactions and arrangements which might have been entered into with unrelated parties.

         The following Board Compensation Committee Report on Executive Compensation and Performance Graph will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Stock Option and Compensation Committee (the "Committee") reviews and evaluates individual executive officers and determines the compensation for each executive officer. In general, compensation is designed to attract and retain qualified key executives, reward individual performance, relate compensation to Company goals and objectives and enhance stockholder value.

         Prior to 1994, compensation for executive officers included base salary and stock option awards. Base salary was reviewed annually in light of the Committee's perception of individual performance and performance of the Company as a whole. No specific weight was given to any of these factors in the evaluation of an executive officer's base salary. Beginning with fiscal 1994, the Committee established in advance a formula for determining the amount of bonus to be paid to senior executive officers.

         The 1997 Officer and Manager Compensation Plan (the "1997 Plan") was adopted by the Board of Directors in February 1997. The 1997 Plan had both a short-term and long-term incentive component. With the exceptions of Mr. Largent, who received a guaranteed bonus under the 1997 Plan, and Mr. Hinderliter, who received a bonus based on total revenues, the 1997 Plan established a total bonus amount equal to a percentage of base salary, with the percentage increasing based on target levels of pre-tax, pre-bonus income for 1997 or attaining budgeted total revenues. With the exception of Mr. Largent's and Mr. Hinderliter's bonuses, no bonuses were awarded under the 1997 Plan, because target income levels were not obtained.

         The Committee also awards stock options to executive officers to encourage share ownership and to give them a stake in the performance of the Company's stock. The specific number of stock options granted to individual executive officers is determined by the Committee's perception of relative contributions or anticipated contributions to overall corporate performance. To date, Mr. Moersdorf has received no stock options under any of the Company's stock option plans.

         On February 26, 1997, the Committee and the Board of Directors approved a stock option repricing program to provide option holders additional opportunity and incentive to achieve business plan goals. The exercise prices for all options with an exercise price in excess of $5.00 per share held on March 1, 1997 were repriced to $5.00 per share, which was the market price on February 28, 1997. All other terms of the options remained the same and, accordingly, there was no change to the vesting or term of any option.

         Compensation for the named executive officers during the 1997 fiscal year included base salary and awards under the 1997 Plan. Base salary was determined by reviewing the previous levels of base salary, perceived level of individual performance and the overall performance of the Company. No specific weight was given to any of these factors in the evaluation of base salaries because each of these factors was considered significant and the relevance of each varies depending on an officer's responsibilities.

         The Budget Reconciliation Act of 1993 amended the Code to add Section 162(m) which bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1,000,000 per year. The Compensation Committee does not believe that this law will impact the Company because the current level of compensation for each of the Company's executive officers is well below the $1,000,000 salary limitation.

     Compensation Committee: James H. Blough, Richard W. Oliver, and Alexander
B. Trevor.

                AMENDMENT TO THE COMPANY'S 1996 STOCK OPTION PLAN

         The Board of Directors has approved amendments to the Company's 1996 Stock Option Plan (the "Plan"), subject to approval of the amendments by the stockholders at the Annual Meeting: (a) to increase the number of shares available for issuance under the Plan from 1,000,000 to 2,000,000 shares, and to increase the number of shares for which options may be granted to any one individual during the term of the Plan from 300,000 to 750,000 shares; (b) to provide that the members of the Stock Option and Compensation Committee be "non-employee directors"; and (c) to provide that non-employee directors, including those on the Stock Option and Compensation Committee, are eligible to receive options under the Plan. Approval of these amendments requires the affirmative vote of the holders of a majority of the shares of the Company's common stock represented at the Annual Meeting. The following summary does not purport to be complete and is qualified in its entirety by the terms of the Amended and Restated 1996 Stock Option Plan.

PURPOSE OF THE 1996 STOCK OPTION PLAN

         The Company's Board of Directors believes that providing selected persons with an opportunity to invest in the Company will give them additional incentive to increase their efforts on behalf of the Company and will enable the Company to attract and retain the best available associates, officers, directors, consultants and advisors. The Company's Board of Directors has approved an amendment to the Plan to increase the number of shares of the Company's common stock reserved for issuance upon the exercise of options granted under the Plan from 1,000,000 shares to 2,000,000 shares, and to increase the number of shares for which options may be granted to any one individual during the term of the Plan from 300,000 to 750,000 shares.

         The Plan was adopted by the Board of Directors on February 1, 1996, and approved by stockholders on April 25, 1996. The amendment increasing the number of shares of the Company's common stock issuable under the Plan was adopted by the Company's Board of Directors on February 12, 1998. The options may either meet the requirements of Section 422 ("Incentive Options") of the Internal Revenue Code of 1986, as amended (the "Code") or not meet such requirements ("Nonqualified Options"). Key employees, officers, and directors of, and consultants and advisors who render services to the Company are eligible to receive options under the Plan.

ADMINISTRATION OF THE 1996 STOCK OPTION PLAN

         The Plan is administered by the Stock Option and Compensation Committee which, under the Plan, must consist of not less than two members of the Board of Directors appointed by the Board who are "disinterested persons." As amended, the Stock Option and Compensation Committee would consist of not less than two members of the Board of Directors appointed by the Board who are "non-employee directors" as defined by the amended Rule 16b-3(b)(2)(i) under the Securities Exchange Act of 1934, as amended. The members of the Stock
Option and Compensation Committee and all other independent members of the Board of Directors are eligible to receive options under the Plan pursuant to a formula set forth in the Plan which provides that, on March 1 of each year, each director who is not an employee of the Company will be granted a Nonqualified Option to purchase 9,000 shares of the Company's common stock. See "Compensation of Directors." There are currently six independent directors eligible to receive options pursuant to the Plan on March 1 of each year.

         With respect to all eligible persons, the Stock Option and Compensation Committee is authorized to determine to whom and at what time options may be granted. The Stock Option and Compensation Committee determines the number of shares subject to option, the duration of the option, the per share exercise price, the rate and manner of exercise, and whether the option is intended to be a Nonqualified Option or an Incentive Option. An Incentive Option may not have an exercise price less than fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant and is subject to certain other limitations which allow the option holder to qualify for favorable tax treatment. None of these restrictions apply to the grant of Nonqualified Options, which may have an exercise price less than the fair market value of the underlying common stock on the date of grant and may be exercisable for an indeterminate period of time. The Stock Option and Compensation Committee also has the discretion under the Plan to make cash grants to option holders that are intended to offset a portion of the taxes payable upon exercise of Nonqualified Options or on certain dispositions of shares acquired under Incentive Options.

         The exercise price of the option may be paid in cash or, with the consent of the Stock Option and Compensation Committee, (i) with previously acquired shares of common stock valued at their fair market value on the date they are tendered, (ii) delivery of a full recourse promissory note, the terms and conditions of which will be determined by the Stock Option and Compensation Committee, or (iii) by delivery of written instructions to forward the notice of exercise to a broker or dealer and to deliver to a specified account a certificate for the shares purchased upon exercise of the option and a copy of irrevocable instructions to the broker or dealer to deliver the purchase price of the shares to the Company.

TERMINATION OF OPTIONS

         Any option granted under the Plan will terminate automatically (i) 30 days after an employee's termination of employment with the Company (other than by reason of death or disability or for cause), and (ii) one year after an employee's death or termination of employment by reason of disability, unless the option expires earlier by its terms. Options not exercisable as of the date of a change in control of the Company will become exercisable immediately as of such date. Options granted under the Plan are not transferable except by will or the laws of descent and distribution.

TERM OF THE 1996 STOCK OPTION PLAN

         The Plan terminates on April 25, 2006, unless earlier terminated by the Board of Directors.

AMENDMENT

         The Board of Directors may terminate, amend or modify the Plan at any time provided that (a) no amendment may be made to the Plan which would cause the Incentive Options granted thereunder to fail to qualify as incentive stock options under the Code; and (b) any amendment which requires the approval of the stockholders of the Company under the Code or Section 16 of the Securities Exchange Act of 1934, as amended, or the regulations promulgated thereunder, will be subject to such approval in accordance with the applicable law or regulations. No amendment, modification or termination of the Plan may in any manner adversely affect any option previously granted under the Plan without the consent of the option holder or a permitted transferee of such option holder.

1996 STOCK OPTION PLAN TABLE

         As of February 27, 1998, options to purchase an aggregate of 843,200 shares of the Company's common stock (net of options canceled) had been granted pursuant to the Plan, no options had been exercised, options to purchase 843,200 shares remained outstanding, and only 156,800 shares remained available for future grant. As of February 27, 1998, the market value of all shares of the Company's common stock subject to outstanding options under the Plan and all of the Company's stock option plans were approximately $5,902,400 and $9,275,000, respectively (based upon the closing sale price per share of the Company's common stock as reported on the Nasdaq National Market on February 27,
1998). During the 1997 fiscal year, options to purchase 482,650 shares of the Company's common stock were granted to employees of the Company under the Plan. Shares underlying presently exercisable, but unexercised, options will constitute outstanding shares of the Company's common stock for purposes of calculating the Company's net income (loss) per share. The market value of the 2,000,000 shares of the Company's common stock to be subject to the Plan was approximately $14,000,000 as of February 27, 1998.

         As of February 27, 1998, the following current directors and executive officers named in the Company's Proxy Statement had been granted options under the Plan as follows:


                                         NUMBER OF OPTIONS          AVERAGE EXERCISE PRICE
              NAME                            GRANTED                      PER SHARE
              ----                            -------                      ---------
Gerard B. Moersdorf, Jr.                        --                            --
Gerard B. Moersdorf, Sr.                       9,000                         $5.00
Curtis A. Loveland                             9,000                         $5.00
James H. Blough                                9,000                         $5.00
Richard W. Oliver                              9,000                         $5.00
Thomas W. Huseby                               9,000                         $5.00
Alexander B. "Sandy" Trevor                    4,000                         $5.00
William H. Largent                           100,000                         $6.03
William J. Mrukowski                         100,000                         $6.46
John M. Spiegel                                1,500                         $5.00

         Since adoption of the Plan: (i) all current executive officers, as a group, have been granted options under the Plan covering 201,500 shares of the Company's common stock which represents approximately 23.9% of the total number of options granted pursuant to the Plan; and (iii) all current employees, excluding executive officers, as a group, have been granted options under the Plan covering 583,700 shares of the Company's common stock which represents approximately 69.2% of the total number of options granted pursuant to the Plan.

FEDERAL INCOME TAX CONSEQUENCES

         The Plan permits the granting of Incentive Stock Options as well as Non-Statutory Stock Options. Generally, no income is recognized when either type of option is granted to the optionholder, but the subsequent tax treatment differs widely.

         Non-Statutory Stock Options. Generally, upon the exercise of a Non-Statutory Stock Option, the excess of the fair market value of the shares on the date of exercise over the option price is ordinary income to the optionholder at the time of the exercise. The tax basis for the shares purchased is their fair market value on the date of exercise. Any gain or loss realized upon a later sale of the shares for an amount in excess of or less than their tax basis will be taxed as capital gain or loss, with the character of the gain or loss (short-term or long-term) depending upon how long the shares were held since exercise.

         Incentive Stock Options. Generally, no regular taxable income is recognized upon the exercise of an Incentive Stock Option. The tax basis of the shares acquired will be the exercise price. In order to receive this favorable treatment, shares acquired pursuant to the exercise of an Incentive Stock Option may not be disposed of within two years after the date the option was granted, nor within one year after the exercise date (the "Holding Periods"). If the shares are sold before the end of the Holding Periods, the amount of that gain which equals the lesser of the difference between the fair market value on the exercise date and the option price or the difference between the sale price and the option price is taxed as ordinary income and the balance, if any, as short-term or long-term capital gain, depending upon how long the shares were held. If the Holding Periods are met, all gain or loss realized upon a later sale of the shares for an amount in excess of or less than their tax basis will be taxed as a capital gain or loss.

         Alternative Minimum Tax. For purposes of determining the optionholder's alternative minimum taxable income subject to the alternative minimum tax, the exercise of an Incentive Stock Option by an optionholder will result in the recognition of taxable income at the time of the exercise of the option in an amount equal to the excess of the fair market value of the shares on the exercise date over the option price. The alternative minimum tax is paid only if it exceeds an individual's regular tax. It is imposed at a rate of 26% on the first $175,000 of alternative minimum taxable income in excess of the applicable exemption amount and at a rate of 28% for any additional alternative minimum taxable income. The exemption amount is phased out for higher income taxpayers.

         Exercise with Previously-Owned Shares. All options granted under the Plan may be exercised with payment either in cash or, if authorized in its sole discretion by the Company's Board of Directors, in previously-owned shares of the Company Common Stock at their then fair market value, or in a combination of both. When previously-owned shares ("Old Shares") are used to purchase shares ("New Shares") upon the exercise of an Incentive Stock Option or a Non-Statutory Stock Option, no gain or loss is recognized by the optionholder to the extent that the total value of the Old Shares surrendered does not exceed the total value of all of the New Shares received. If, as would almost always be the case, the value of the New Shares exceeds the value of the Old Shares, the excess amount is not regular taxable income to the optionholder, if the option exercised is an Incentive Stock Option and the Holding Periods discussed above are met for the Old Shares at the time of exercise. The New Shares would also be subject to the Holding Periods discussed above. On the other hand, if the option exercised is a Non-Statutory Stock Option, the excess amount is taxable as ordinary income.

         The Company Deduction. No deduction is available to the Company in connection with the exercise of an Incentive Stock Option if the Holding Periods discussed above are met. The Company, however, is entitled to a deduction in connection with the exercise of an Incentive Stock Option if the Holding Periods discussed above are not met, in an amount equal to the ordinary income recognized by the optionholder (conditioned upon proper reporting and tax withholding and subject to possible deduction limitations). The Company is entitled to a tax deduction in connection with the exercise of a Non-Statutory Stock Option equal to the ordinary income recognized by the optionholder (conditioned upon proper reporting and tax withholding and subject to possible deduction limitations).

         1997 Tax Act. Under recently enacted legislation, capital gains recognized by optionholders generally will be subject to a maximum federal income tax rate of 20%, provided the shares sold or exchanged are held for more than eighteen (18) months. If the shares are held for more than one year but less than eighteen months, then the capital gains recognized by optionholders will be taxed at a maximum federal income tax rate of 28%.

         Section 162(m). Section 162(m) of the Internal Revenue Code does not permit the Company to deduct non-performance based compensation in excess of $1,000,000 per year paid to certain covered officers. The Company believes that compensation paid pursuant to the Plan should qualify as performance-based compensation and, therefore, Section 162(m) should not cause the Company to be denied a deduction for compensation paid to certain covered officers pursuant to the Plan.

         The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's common stock present in person or represented by proxy at the Annual Meeting is required to adopt the amendments to the Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION PLAN. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE PLAN.

PERFORMANCE GRAPH

         The following graph shows the dollar change in the cumulative total return performance to holders of the Company's Common Stock with that of the Nasdaq Stock Market - U.S. Index and the Standard & Poor's Communication Equipment Manufacturers Index, both of which are published indexes. This comparison includes the period beginning May 31, 1993 through December 31, 1997. The Company's Common Stock was registered under the Securities and Exchange Act of 1934 effective on May 9, 1993. The Company's Common Stock is traded on The Nasdaq National Market under the symbol "AINN." The comparison of the cumulative total returns for each investment assumes that $100 was invested in the Company's Common Stock on May 9, 1993, and in the respective index on May 31, 1993, and that all dividends were reinvested.


                COMPARISON OF 56 MONTH CUMULATIVE TOTAL RETURN*
      AMONG APPLIED INNOVATION INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                  AND THE S & P COMMUNICATIONS EQUIPMENT INDEX


Research Data Group                               Total Return - Data Summary

                                AINN
                                                        Cumulative Total Return
                                           --------------------------------------------------
                                           5/9/93   12/93    12/94    12/95    12/96    12/97
                                           ------   -----    -----    -----    -----    -----

APPLIED INNOVATION INC.        AINN       100.00    244.44   297.22   261.11   136.11   122.22

NASDAQ STOCK MARKET (U.S.)     INAS       100.00    117.71   115.06   162.72   200.14   245.60

S&P COMMUNICATIONS EQUIPMENT   ICME       100.00    103.68   118.27   177.00   207.30   270.08

                              INDEPENDENT AUDITORS

         The Board of Directors has appointed KPMG Peat Marwick LLP, independent public accountants, as auditors for the Company for fiscal 1998. KPMG Peat Marwick LLP has served as the independent auditors for the Company since 1993. The Board of Directors believes that the reappointment of KPMG Peat Marwick LLP for fiscal 1998 is appropriate because of the firm's reputation, qualifications, and experience. Representatives of KPMG Peat Marwick LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.


                                  ANNUAL REPORT

         The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997, containing financial statements for such year and the signed opinion of KPMG Peat Marwick LLP, independent auditors, with respect to such financial statements, is being sent to stockholders concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material, and management does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

         A COPY OF THE COMPANY'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS UPON REQUEST TO: JOHN M. SPIEGEL, CONTROLLER, APPLIED INNOVATION INC., 5800 INNOVATION DRIVE, DUBLIN, OHIO 43016.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all filing requirements were complied with during fiscal 1997.


                         COST OF SOLICITATION OF PROXIES

         The cost of this solicitation will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone. The Company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company may reimburse such persons for their expenses in doing so.


                              STOCKHOLDER PROPOSALS

         Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the Board of Directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting. Any proposal submitted by a stockholder for inclusion in the

Proxy Statement for the Annual Meeting of Stockholders to be held in 1999 must be received by the Company (addressed to the attention of the Secretary) on or before November 30, 1998. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware.


                                  OTHER MATTERS

         The only business which management intends to present at the meeting consists of the matters set forth in this statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion.

         All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company, Attention: Gerard B. Moersdorf, Jr., or in person at the meeting, without affecting any vote previously taken.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 GERARD B. MOERSDORF, JR.
                                 CHAIRMAN OF THE BOARD AND PRESIDENT

                             APPLIED INNOVATION INC.
                    5800 INNOVATION DRIVE, DUBLIN, OHIO 43016

         --------------------------------------------------------------


           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- APRIL 23, 1998

     The undersigned hereby appoints GERARD B. MOERSDORF, JR., and CURTIS A. LOVELAND, or either of them acting alone, my attorneys and proxies, with full power of substitution to each, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held on April 23, 1998, at 1:00 p.m., local time, at 5800 Innovation Drive, Dublin, Ohio 43016, and at any adjournment thereof, with all of the powers I would have if personally present, for the following purposes:

1. ELECTION OF CLASS II DIRECTORS
   [ ]  FOR all nominees listed below (except as marked to the contrary).
   [ ]  WITHHOLD AUTHORITY to vote for all nominees below.

      THOMAS W. HUSEBY      CURTIS A. LOVELAND       GERARD B. MOERSDORF, SR.

     (INSTRUCTIONS: Do not check "WITHHOLD AUTHORITY" to vote for only a certain individual nominee. To withhold authority to vote for any individual nominee, strike a line through the nominee's name and check "FOR").

2.   TO APPROVE AND ADOPT amendments to the Company's 1996 Stock Option Plan.

                    o  FOR      o  AGAINST      o  ABSTAIN

3. TO TRANSACT such other business as may properly come before the meeting and any adjournment thereof.

giving unto said attorneys and proxies, or substitutes, full power and authority to do whatsoever in their opinion may be necessary or proper to be done in the exercise of the power hereby conferred, including the right to vote for any adjournment, hereby ratifying all that said attorneys and proxies, or substitutes, may lawfully do or cause to be done by virtue hereof. Either of said attorneys and proxies, or substitutes, who shall be present and shall act at the meeting shall have and may exercise all the powers of said attorneys and proxies hereunder.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

         The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, dated March 23, 1998, the Proxy Statement and the Annual Report of the company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

         Please sign and date this Proxy below and return in the enclosed envelope.




                                     Dated______________________________, 1998


Signature___________________________ Signature_________________________________

SIGNATURE(S) SHALL AGREE WITH THE NAME(S) PRINTED ON THIS PROXY. IF SHARES ARE REGISTERED IN TWO NAMES, BOTH STOCKHOLDERS SHOULD SIGN THIS PROXY. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS